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                   Prudential National Municipals Fund, Inc.

                             ARTICLES SUPPLEMENTARY

     Prudential National Municipals Fund, Inc., a Maryland corporation having its principal office in Maryland in Baltimore City (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: Pursuant to Section 3-802(a)(2) and Section 3-802(d) of the Maryland General Corporation Law ("MGCL"), the Corporation elects to be subject to Sections 3-804 and 3-805 of the MGCL.


     IN WITNESS WHEREOF, Prudential National Municipals Fund, Inc. has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary on July 17, 2003.

WITNESS:                               Prudential National Municipals Fund, Inc.



/s/ Deborah Docs                       /s/ Judy A. Rice
-----------------------                -------------------------
Deborah Docs, Secretary                Judy A. Rice, President





     THE UNDERSIGNED, President of Prudential National Municipals Fund, Inc., who executed on behalf of the Corporation the foregoing Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.


                                              /s/ Judy A. Rice
                                             ---------------------------------
                                             Judy A. Rice, President